EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is effective as of the 4th day of January, 2012 (the “Effective Date”) by and among:  DR Services of Louisiana, LLC, (a/k/a, f/k/a Disaster Recovery Services, LLC), a Louisiana Limited Liability Company (Charter Number 36484516K), and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt , Jr. (collectively “DRS”); Environmental Resource Group, LLC, a Louisiana Limited Liability Company (Charter Number 40306291K), and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively “ERG”) (collectively DRS and ERG are “Sellers”); and Disaster Recovery Services, Inc., a Louisiana corporation (“Buyer”).

RECITALS

A.           Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers, on the terms and subject to the conditions of this Agreement, all the assets and properties of Sellers, with the exception only of those assets and properties described in Schedule 2.1 attached to this Agreement (the “Excluded Assets”).

B.           Sellers are the owners and operators of a staffing business providing temporary workers in disaster relief, as well as office and clerical positions (the “Sellers’ Business”).

C.           Buyer is a wholly owned subsidiary of Command Center, Inc., which is also in the staffing business as the owner and operator of approximately 50 staffing offices located in 21 states.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Purchase and Sale.  Subject to the terms and conditions of this Agreement and with the exception of the Excluded Assets, Sellers agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Sellers on the Closing Date, all of the assets and properties of Sellers of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, all of which are referred to collectively in this Agreement as the “Assets.”  The Assets to be conveyed, transferred, assigned, and delivered as provided by this Agreement will include, without limitation, the following:

1.1.           Leasehold Interests in Real Property.  All leasehold interests held by Sellers in all land, buildings, structures, fixtures, and other improvements located on or attached to such Leasehold Interests and all easements and other rights or interests appurtenant to or owned or used by Sellers in connection therewith (“Leasehold Interests”), including, without limitation, the Leasehold Interests described on Schedule 1.1 attached to this Agreement;

Asset Purchase Agreement

1.2.           Inventory.  All raw equipment, materials, work in process, and finished goods produced or used in Sellers’ business (“Inventory”);

1.3.           Personal Property.  All equipment, tools, machinery, furniture, motor vehicles, supplies, materials, and other tangible personal property used in any manner in connection with Sellers’ business, whether owned or leased (“Personal Property”), including, but not limited to all items listed in the Bill of Sale, attached hereto as Exhibit G;

1.4.           Contractual Rights.  Any and all rights in any manner related to the ownership, possession, lease, or use of the Assets or to the ownership, operation, or conduct of Sellers’ business, rights in or claims under leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever (“Contractual Rights”);

1.5.           Vehicles. Sellers’ interest in all vehicles owned or leased by Sellers and described on Schedule 1.5 attached to this Agreement;

1.6.           Books and Records.  All of Sellers’ books, records, and other documents and information relating to the Assets and Sellers’ business, including, without limitation, all customer and supplier lists, past and present contracts, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, catalogues and brochures of every kind and nature;

1.7.           Intellectual Property.  All of the following in any manner related to the ownership, possession, or use of the Assets or to the ownership, operation, or conduct of Sellers’ business (“Intellectual Property”), including, without limitation, the Intellectual Property described below:
A.  All trade names, trademarks, service marks, and trade dress, including all registrations, renewals, extensions and applications, including, without limitation, all rights to the names “Disaster Recovery Services”, “DR Services”, “Environmental Resource Group” and “ERG” (and any reasonably similar derivations thereof and any related trademarks and services marks), any telephone, telecopy numbers, all universal resource locators (“URL’s”) domain names (including, if any, the domain names for “Disaster Recovery Services”, “DR Services”, “Environmental Resource Group”, and copyright for associated websites), website, social networking and internet addresses, domain names (including “@drservicesllc.com”), electronic mail addresses, company and any trade names related thereto or to the Sellers’ Business.  (collectively the “Trademarks”), this shall include all legal rights and interest currently owned and possessed by Howard Jerald Jay Rush, III, to any such names and information contemplated within this paragraph 1.7;

B.  All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the “Patents”);

Asset Purchase Agreement

C.  All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the “Copyrights”);

D.  All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplier and distribution lists, price lists, customer files, computer programs, technical and engineering data, trade information, catalogs, marketing materials, and software (collectively, the “Other Proprietary Rights”); and

E.  Except as contained within Schedule 2.1, all licenses or similar agreements to which Sellers are a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the “Licenses”);

1.8.           Goodwill.  Goodwill, all tangible and intangible, which relate to the operation of Sellers’ Business and all rights to continue to use the Assets in the conduct of the going business;

1.9.           Intangible Property.  All intangible property, other than previously described, of Sellers in any manner related to the ownership, operation, or conduct of Sellers’ Business (“Intangible Property”); and

1.10.         Miscellaneous Assets.  Any and all other assets, properties, rights, or other interests of Sellers, tangible or intangible, used in connection with Sellers’ business or in any way relate to the Assets including, without limitation, all of Sellers’ interest in any applicable covenants not to compete.

2.           Excluded Assets; Assumed Liabilities.

2.1.           Excluded Assets. Buyer will not assume or be deemed to have purchased the Excluded Assets set forth on Schedule 2.1 attached to this Agreement.

2.2.           Assumed Liabilities.  Buyer will not assume or be deemed to have assumed, or to have any obligations with respect to, any liabilities or obligations of Sellers other than the contracts and liabilities specifically assumed pursuant to this Section 2.2 and specified on Schedule 2.2 (“Assumed Liabilities”).  All obligations of Sellers other than those listed on Schedule 2.2 will remain solely the obligations of Sellers (the “Retained Liabilities”).

3.           Purchase Price; Closing.

3.1.           Purchase Price.  The purchase price for the Assets will be paid by the assumption of the Assumed Liabilities, by the payment of Three Hundred Thousand Dollars ($300,000), together with shares of common stock in Command Center, Inc., subject to adjustment as hereinafter described.

Asset Purchase Agreement

3.2           Payment of Purchase Price.  Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, and agreements of Sellers contained herein and in consideration of the aforesaid assignment and delivery of the assets of  Sellers, Buyer will deliver at the Closing, as hereinafter defined, as partial payment of the purchase price: (i)  the sum of one hundred and fifty thousand dollars ($150,000) in cash, certified check, or cashier’s check, to be paid to the Sellers; (ii) the sum of one hundred and fifty thousand dollars ($150,000) due Sellers from Buyer shall be paid by Buyer executing a Promissory Note, a copy of which is attached hereto as Exhibit A (“The Promissory Note”),  providing for six (6) equal monthly installments  of  twenty-five thousand dollars ($25,000) per calendar month with the first payment being due thirty (30) days from the date of Closing and monthly thereafter until paid in full; (iii) the issuance of one million, five hundred thousand (1,500,000) shares of the common stock of Command Center, Inc., par value $0.001; and, (iv) a Contingent Earnout Fee of up to one million, five hundred thousand (1,500,000) shares of the common stock of Command Center, Inc., par value $0.001.  Per the direction of Sellers, checks issued by Buyer for any part of the purchase price shall be payable only to DR Services of Louisiana, LLC.  Shares issued for payment of any part of the purchase price in stock will be restricted securities under Rule 144.  Certificates will be issued only in the name DR Services of Louisiana, LLC.

3.2.1.  Prepayment.  Notwithstanding any other provision of this Agreement, Buyer shall have the right to prepay any amounts owed under this Agreement, the Promissory Note or the Contingent Earnout Fee.

3.2.2.  Adjustment.  Sellers and Buyer agree that there shall be an adjustment made within ninety (90) days of the Closing Date to adjust for any liabilities that are found to exist of the Sellers as of the Closing Date, as such liabilities may relate to the Purchased Assets or the business of Sellers, so that the Sellers shall be responsible and liable to Buyer for the liabilities of the Sellers that exist as of the Closing Date, less any credit which Sellers would be entitled to for cash on hand, credit card receivables or pro rata portion of prepaid items or any other credit due the Sellers relating to the transactions set forth herein.

3.2.2.  Late Payment Penalty.  In the event payment is not timely made during any month by Buyer under the terms of The Promissory Note, Buyer shall pay a late payment penalty of $500 for each day payment is late, with the maximum late penalty for any one month period being $5,000.  However, such late payment penalty shall not begin to accrue until five days after written notice of such late payment has been received by Buyer.  For and under the terms of this paragraph, written notice shall be deemed effective only upon receipt by Buyer of such notice of late payment, and such notice of late payment can only be conveyed to Buyer via either:  (a) certified U.S. Postal Service mailing (delivery signature required); or (b) overnight courier delivery (FedEx, UPS, etc.) (delivery signature required).

3.3           Contingent Earnout Fee.  Subject to adjustment as hereinafter provided, Sellers shall be entitled to a Contingent Earnout Fee, payable for up to one million, five hundred thousand (1,500,000) shares of the common stock of Command Center, Inc., par value $0.001, based upon the operating performance of Sellers’ assets over the two year period following the Closing. The earnout is designed so that the maximum number of 1,500,000 Shares will be earned if (i) the gross margin of Seller’s business measured over the period of eight fiscal quarters following the closing increases by an average of 5% or more per quarter and (ii) the market price for the stock is $0.50 or less.

Asset Purchase Agreement

In calculating the number of shares to be awarded on a quarterly basis, gross margin is deemed to be 30% of accrued revenue and net profit is deemed to equal 30% of gross margin.  Therefore, Net equals 9% of revenue.  In these calculations, Share Price is deemed to be the greater of $0.50 or 80% of market price.

Number of shares to be awarded = (Net ÷ Share Price ÷ 2) + (Net - $123,750 ÷ Share Price).

As an example only for purposes of illustrating the foregoing, assume that quarterly revenue = $1,443,750 and share price is $0.40. Then, Number of shares to be awarded = (1,443,750 X 9% ÷ .50 ÷ 2) + (1,443,750 X 9% -123,750 ÷ .50) = (129937) + (12,375) = 142,313.

This calculation shall be made for each of the eight full fiscal quarters following the closing.  The calculation shall be made not later than 45 days following the end of the fiscal quarter.  The share price shall be determined based upon the average closing price for the 10 days preceding the calculation.  The total number of shares of Command Center, Inc., stock to be awarded under this process shall be limited to 1,500,000.

3.4.           Allocation of the Purchase Price.  Buyer and Sellers agree to cooperate in reporting the allocation of the Purchase Price as provided on the attached Schedule 3.4.

3.5.           Closing Date.  The “Closing Date” or “Closing” will occur on January 4th, 2012, and will take place at the offices of Sellers at 921 Oxley Street, Kenner, Louisiana, or at such other time and place as the parties may agree to in writing.

3.5.1.           Control.  At Closing and upon payment of $150,000 to Sellers, Buyer shall have sole and unfettered operational control of the Acquired Assets.  However, subject to the terms of this Agreement, this transaction shall be effective as between the parties as of 12:01 a.m., January 1, 2012, and Buyer shall be entitled to all revenues earned and/or billed from the operation of the Sellers’ Business as of that time.  Buyer shall pay for all operational expenses incurred in the normal course of operating Sellers’ Business beginning at 12:01 a.m., January 1, 2012.  Buyer shall not, in any case, be responsible for any claims made against Buyer or Sellers by any third-party resulting from any activities of Sellers’ Business from 12:01 a.m., January 1, 2012 to the time of Closing.

3.5.2.           Deliveries at Closing.  At the Closing:  (a) Sellers shall deliver to Buyer the various agreements, certificates, instruments and documents referred to in Section 9.1; (b) Buyer shall deliver to the Sellers the various agreements, certificates, instruments and documents referred to in Section 9.2; (c) Buyer will deliver payment of $150,000 to the Sellers as partial payment of the Purchase Price payable at the Closing as specified in Section 3.2;

Asset Purchase Agreement

3.5.3.           Risk and Loss Prior to Closing.  Subject to the provisions of Section 3.5.1, possession and title of the Acquired Assets will be given to Buyer at the Closing, and assumption of the Assumed Liabilities will occur at the Closing.  Buyer will not acquire any title to the Acquired Assets or assume any of the Assumed Liabilities until possession has been given to it in accordance with this Section 3.5 and accordingly, all risk and loss with respect to the Acquired Assets will be borne by Sellers until possession has been given to Buyer at the Closing.

3.6.           Payment of Taxes and Other Charges.  Sellers will pay any and all transaction privilege tax, sales tax, use tax, property tax, income tax, excise tax, business and occupation tax, or other transfer fee, tax, charge, or assessment which may be imposed by any governmental agency with respect to the sale, transfer, conveyance, and assignment of the Assets and Assumed Liabilities pursuant to this Agreement.

4.           Conditions to Obligation of Buyer to Perform.  The obligation of Buyer to purchase the Assets and assume the Assumed Liabilities from Sellers at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Buyer by delivery to Sellers of a written notice of such waiver:

4.1.           Representations and Warranties True on the Closing Date.  The representations and warranties of Sellers contained in this Agreement, in the exhibits and schedules attached hereto, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

4.2.           Compliance with Agreement.  Sellers will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement prior to or on the Closing Date;

4.3           Audit by Independent Certified Public Accountants.  Sellers will have caused a financial audit of its books and records to be completed by an independent public accounting firm acceptable to Buyer, for the 12 month period ending December 31, 2010, and the twelve month period ending December 31, 2011.  The gross revenues, gross margin and net profit for Sellers for the 12 month period ending December 31, 2010, as shown in the audited financial statements, will not differ in any adverse material respect from the figures represented by Sellers in Exhibit C.  The cost of the audit will be equally shared;

Asset Purchase Agreement

4.4           Employment of Rush and Schmidt.  Buyer and Howard J. Rush and Edward S. Schmidt , Jr., will have entered into the Employment Agreements, in the form attached hereto as Exhibit D, for the employment by Buyer of Howard J. Rush and Edward S. Schmidt, Jr.;

4.5.           Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents and information delivered to Buyer under this Agreement and required to carry out this Agreement will be approved by counsel for Buyer, and in the event any such certificates, instruments, opinions, or any other documents or information delivered to Buyer does not meet with the approval of counsel for Buyer, Buyer shall have the express right to unilaterally withdraw from this Agreement, without penalty;

4.6.           Third Party Consents.  Sellers will have obtained all consents, waivers, permits, approvals, and authorizations and completed all filings or registrations required and will have delivered executed copies or other written evidence thereof to Buyer;

4.7.           Transfer of Licenses.  Except as contained within Schedule 2.1, Sellers will have transferred or assigned to Buyer on or before the Closing Date all licenses, permits, franchises, certificates, and authorizations which are transferable or assignable and which are required or necessary to enable Buyer to operate and conduct Sellers’ business in the manner in which Sellers currently operates and conducts its business;

4.8.           Assignment of Warranties.  Sellers will assign to Buyer any and all warranties covering or affecting the Personal Property or Inventory; and

4.9.           Sales and Use Taxes.  Sellers will have delivered to Buyer evidence of payment showing that no taxes are due in any state, county, or municipal jurisdictions where such taxes are required to be paid by Sellers.

5.           Conditions to Obligation of Sellers to Perform.  The obligation of Sellers to sell the Assets at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Sellers by delivery to Buyer of a written notice of such waiver:

5.1.           Representations and Warranties True on the Closing Date.  The representations and warranties of Buyer contained in this Agreement, in the exhibits and schedules attached hereto, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

Asset Purchase Agreement

5.2.           Compliance with Agreement.  Buyer will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement prior to or on the Closing Date.

5.3.           Employment of Rush and Schmidt.  Buyer and Howard J. Rush and Edward S. Schmidt , Jr., will have entered into the Employment Agreement, in the form attached hereto as Exhibit D, for the employment by Buyer of Howard J. Rush and Edward S. Schmidt, Jr.

6.           Representations and Warranties of Sellers.  Sellers represent and warrant to Buyer that, as of the Effective Date and as of the Closing Date:

6.1.           Organization and Standing.  Sellers are limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Louisiana.  Sellers are qualified to do business as a foreign corporation under the laws of each jurisdiction where Sellers conduct their business.  Sellers have the requisite corporate power and authority to own, lease, and operate its properties and are duly authorized and licensed to carry on their businesses in the places where, and in the manner in which, such business is presently being conducted.

6.2.           Capacity.  Sellers have full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform their obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Sellers’ obligations under this Agreement have been duly authorized by Sellers’ shareholders and no other corporate proceedings on the part of the Sellers are necessary in connection therewith.  This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Sellers in connection with this Agreement will constitute, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

6.3.           Compliance with Member Rights. Sellers have complied or will comply with all Member-dissent appraisal right statutes in entering into this transaction and shall have obtained at or prior to the Closing Date all necessary authorizations and approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement.

6.4.           Authority.  Neither the execution and delivery of this Agreement by Sellers, the consummation of the transactions contemplated hereby, nor the performance of Sellers’ obligations hereunder will:  (a) violate any provisions of the Articles of Incorporation, Operating Agreements or Bylaws of Sellers; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Sellers or the Assets or Assumed Liabilities; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Sellers or which would have an adverse effect on the Assets or Assumed Liabilities or the operation and conduct of Sellers’ businesses; or (d) violate, breach, conflict with, constitute a default under (whether with or without notice or lapse of time, or both), result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Sellers is a party or by which Sellers, the Assets or Assumed Liabilities, or Sellers’ Business is bound.

Asset Purchase Agreement

6.5.           Consents.  No consents, approvals, filings, or registrations with or by any federal, state, or local court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) or any other person or entity are necessary in connection with the execution and delivery by Sellers of this Agreement, the consummation by Sellers of the transactions contemplated hereby, or the performance of Sellers’ obligations under this Agreement.

6.6.           Absence of Defaults.  Sellers are not in default under, or in violation of, any provision of their respective Articles of Incorporation, Operating Agreements or Bylaws of Sellers or any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other agreement to which Sellers are a party or by which Sellers are bound or to which any of their properties are subject, nor are Sellers aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation.  Sellers are not in violation of any statute, rule, regulation, or order of any Governmental Entity having jurisdiction over Sellers or any of their properties.

6.7.           Financial Statements.  The following documents are attached hereto as Exhibit C:  audited statements of Sellers’ income and expenses for the twelve month period ended December 31, 2010, and unaudited statements for the nine month period ended September 30, 2011 (the “Interim Statement”) and the balance sheets of Sellers as of such dates and certified as being accurate and complete by  Howard J. Rush, Gerald Avery, and Edward S. Schmidt , Jr. (collectively referred to as “Financial Statements”).  The Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis for the periods indicated, and each of the Financial Statements presents fairly, in all material respects, the financial position of the Sellers as of the respective dates thereof and the statements of income, members’ equity and cash flows of Sellers for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period-end adjustments which will not be material in the aggregate).  Such Financial Statements disclose that DRS and ERG are each solvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

6.8.           Absence of Specified Changes.  From September 30, 2011, there has not been any:

A.           Transaction by Sellers except in the ordinary course of business;

B.           Capital expenditures by Sellers exceeding $5,000;

C.           Adverse change in the Assets, the financial condition, liabilities, business, operations, or prospects of Sellers;

D.           Destruction, damage to, or loss of any of the Assets (whether or not covered by insurance) that adversely affects the financial condition, business, operations, or prospects of Sellers;

Asset Purchase Agreement

E.           Loss of employees, suppliers, or customers or other event or condition of any character adversely affecting the Assets, the financial condition, business, or prospects of Sellers, except as may occur in the usual course of business;

F.           Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Sellers;

G.           Revaluation by Sellers of any of the Assets;

H.           Increase in the salary or other compensation payable, or to become payable, by Sellers to any of its employees, or any declaration, payment, commitment, or obligation of any kind for the payment by Sellers of a bonus or other additional salary or compensation to any such person;

I.           Acquisition or disposition of any of the Assets, except in the ordinary course of business;

J.           Amendment or termination of any contract, agreement, or license to which Sellers is a party, except in the ordinary course of business;

K.           Loan by Sellers to any person or entity, or guaranty by Sellers of any loan;

L.           Mortgage, pledge, security interest, lien, or other encumbrance of any of the Assets;

M.           Waiver or release of any right or claim of Sellers, except in the ordinary course of business;

N.           Other event or condition of any character that has or might have an adverse effect on the Assets, or the financial condition, business, or prospects of Sellers;

O.           Incurrence of any liability or obligation (whether absolute, accrued, or contingent) affecting the Sellers;

P.           Distribution on account of any Members’ interest or other equity security, including, without limitation, any dividend or redemption;

Q.           Issuance or sale of any ownership or member shares or any options, warrants or other rights to acquire any ownership interest any kind in the Sellers’ businesses; and

R.           Agreement by Sellers to do any of the things described in the preceding Subsections A. through Q., inclusive.

Asset Purchase Agreement

6.9.           Litigation and Claims.  Sellers are not a party to any and there are no pending or threatened suit, action, arbitration, legal, administrative, or other proceeding or governmental investigation against Sellers or affecting the Assets, the operation and conduct of Sellers’ business or their prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement.  To the best of Sellers’ knowledge, there is no basis for the assertion of any such proceeding, claim, action, or governmental investigation.  Sellers are not a party to any judgment or decree, nor are Sellers in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which will, or is likely to, affect the Assets, Sellers’ title thereto, the ability of Sellers to perform its obligations under this Agreement, or the business or prospects of Sellers.  Sellers are not parties to any legal or administrative action or proceeding, including any lawsuit of any kind or nature.

6.10.         Compliance with Laws.  Sellers are in compliance with and not in default under any applicable foreign, federal, state, and local statutes, regulations, ordinances, zoning laws, engineering standards, safety standards, environmental standards, and any other applicable laws in connection with the ownership and use of the Assets and the conduct and operation of Sellers’s Business.  Sellers hold all required franchises, permits, licenses, certificates, and authorizations necessary or appropriate in connection with the ownership and use of the Assets and the conduct and operation of Sellers’ Business and all are current and valid as of the Effective Date.

6.11.         Intellectual Property.  Sellers (a) own and possess all right, title, and interest in and to the Intellectual Property, free and clear of all liens, security interests, and encumbrances and no claim has been made or threatened by any third party against Sellers contesting the validity, enforceability, use, or ownership of the Intellectual Property, and (b) have and possess valid rights to use, all Intellectual Property contemplated by this Agreement, and immediately after the Closing, Buyer will have the right and authority to use the Intellectual Property in the operation of Sellers’ business as presently conducted or is currently contemplated, and to lease, own, use and operate its Assets.  To the best of Sellers’ knowledge, such use does not and will not conflict with, infringe upon, or violate the proprietary rights of any other person or entity.  Neither Sellers nor any of their officers, directors, or employees have received any notice of, or is aware of any fact which would indicate a likelihood of, any infringement of, misappropriation by, or conflict with any third party with respect to the Intellectual Property.  To the best of Sellers’ knowledge, Sellers have not infringed, misappropriated, or otherwise engaged in any conduct which conflicted with any proprietary rights of any third parties in the Intellectual Property, nor are Sellers aware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of Sellers’ business as they are presently conducted.  The transactions contemplated by this Agreement will not adversely affect Sellers’ rights with respect to the Intellectual Property or Sellers’ ability to transfer to Buyer Sellers’ right, title, and interest in and to the Intellectual Property.  All registrations relating to the Intellectual Property were validly issued and are currently in full force and effect.  Sellers will execute such documents as may be necessary and will otherwise cooperate with Buyer to have any such registrations assigned to Buyer or re-registered in Buyer’s name.  Sellers have not granted to any third party any license, right, or other interest in the Intellectual Property.  Sellers have taken all action necessary or appropriate to protect their rights with respect to the Intellectual Property, and will continue to preserve and protect their rights in the Intellectual Property prior to the Closing.

Asset Purchase Agreement

6.11.1.  Insider Interests.  No officer or director of Sellers has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Sellers’ Intellectual Property, used in or pertaining to the business of Sellers.

6.12.         Title to Assets.  Sellers have good and marketable title to the Assets, free and clear of all liens, deeds of trust, mortgages, pledges, charges, security interests, encumbrances, claims, conditional sales agreements, easements, licenses, rights-of-way, covenants, conditions, restrictions on transfer, or other restrictions or other rights of third parties.  All Assets are in good operating condition and repair, reasonable wear and tear excepted, are sufficient for the conduct of the Sellers’ businesses as currently conducted and as proposed to be conducted up to the Closing and are available for immediate use in Sellers’ Business.

6.13.         Contractual Rights.   Sellers have performed all obligations required to be performed to date under all contracts, written or oral, but not including contracts to provide services to customers and employment contracts with Sellers’ temporary workforce, entered into in the normal course of business, to which Sellers are a party and which affect the Assets, Sellers’ title to the Assets, or the operation and conduct of Sellers’ title to the Assets, or the operation and conduct of Sellers’ business, including, but not limited to, leases (whether as lessor or lessee), guaranties, indemnifications of any third person or entity, licenses, commission agreements, distribution and advertising agreements, loan agreements (whether as borrower or lender), franchises and permits, distributors’ or manufacturers’ representative or agency agreements, output and requirements agreements,, are not in default under any such contracts, have no knowledge of any event or knows of no facts that, with notice or lapse of time, or both, would constitute a default by any party to any such contracts, and has no information that any party to any such contracts intends to cancel or terminate such contracts.  Sellers are not party to, nor is their property bound by, any contract that may have an adverse effect on its financial condition, assets, business, or prospects.

6.14.         Leasehold Interests.  The representations, warranties, and statements of Sellers regarding the Leasehold Interests are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any fact necessary to make each such representation, warranty, or statement accurate and not misleading in any material respect.  As to the Leasehold Interests:  (a) all leases under which the Sellers lease any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Sellers and the counterparties thereto, in accordance with their respective terms; (b) there are not any existing default by the Sellers under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Sellers or Buyer (after Closing); and (c) no event has occurred which, after notice or lapse of time or both, would constitute a default by the Sellers under any Real Property Lease, where such default if uncured would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Sellers or Buyer (after Closing).

Asset Purchase Agreement

6.15.         Brokers.  No broker or finder has acted for Sellers in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder’s fee, or other compensation based on agreements or arrangements made by Sellers.

6.16.         Capital Structure.  DRS and ERG are each a limited liability company duly organized pursuant to Operating Agreements filed with the Secretary of State of Louisiana and each is validly existing and in good standing under the laws of the State of Louisiana. Each of DRS and ERG have all requisite power to own its respective properties and interests and conduct its respective business as now conducted and as presently contemplated, and each is in good standing in each jurisdiction where a failure to be so qualified in such jurisdiction could have a Material Adverse Effect on the business, assets or financial condition of such Person.

6.16.1.                       Ownership.  Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr., each has a one-third (1/3) ownership interest in both DRS and ERG, and no Membership Interests in either company is held in treasury.  All of the outstanding shares or portions of Sellers’ Membership Interests have been duly authorized, are validly issued, fully paid, non-assessable, and have been issued in compliance with all applicable Laws.  There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Sellers to issue, sell, or otherwise cause to become outstanding any of their Membership Interests.  Each of DRS and ERG is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any securities of the Sellers or the voting by any Member or Manager of DRS or ERG.

6.17.         Taxes.

A.           Sellers have timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, and information statements required to be filed by it, which returns, reports, and statements are true, correct, and complete in all material respects, and paid all taxes required to be paid as shown on such returns, reports, and statements.  All taxes required to be paid in respect of the periods covered by such returns (“Return Periods”) have either been paid or fully accrued on the books of Sellers.  Sellers have fully accrued all unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods.  There is no material difference between the amounts of the book basis and the tax basis of any assets of Sellers that is not reflected in an appropriate accrual of deferred tax liability on the books of Sellers.  No deficiencies or adjustments for any tax have been claimed, proposed, or assessed, or to the knowledge of Sellers, threatened.  The Sellers’ federal and state income tax returns, respectively, are not the subject of any pending audit by the Internal Revenue Service and/or applicable state agencies.  Sellers are not subject to any pending or, to the knowledge of Sellers, threatened tax audit or examination, and Sellers have not waived any statutes of limitation with respect to the assessment of any tax.  For the purposes of this Agreement, the terms “tax” and “taxes” will include all federal, state, local, and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including, without limitation, all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts, and other taxes, as well as any interest, additions, or penalties relating thereto and any interest in respect of such additions or penalties.  Sellers have provided Buyer true and correct copies of all tax returns, information, statements, reports, work papers, and other tax data reasonably requested by Buyer.  No consent or agreement has been made under Section 341 of the Internal Revenue Code by or on behalf of Sellers or any predecessor thereof.

Asset Purchase Agreement

B.           There are no liens for taxes upon the Assets except for taxes that are not yet payable.  Sellers have not entered into any agreements, waivers, or other arrangements in respect of the statutes of limitations in respect of their respectable taxes or tax returns.  Sellers have withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

C.           All taxes required to be withheld or collected by the Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

6.18.         Employee Benefit Plans.  Sellers are not parties to or bound by and do not maintain, contribute to or have an obligation to contribute to, or have any liability under or with respect to any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

6.19.         Undisclosed Liabilities.  Sellers have no liabilities except for liabilities reflected or reserved against Sellers in the Financial Statements, current liabilities incurred in the ordinary course of business,

6.20.         Solvency.  Sellers are solvent under all other applicable Laws.

6.21.         Tax Consequences.  Sellers represent that they have consulted with a qualified attorney, tax advisor, or accountant and assumes the risk of all potential income tax risks associated with the transactions contemplated by this Agreement.

6.22.         Joint and Several Representations.  The representations and warranties of Sellers are being made, jointly and severally, by the Sellers executing this Agreement, by and through their Members, Howard J. Rush, Gerald Avery, and Edward S. Schmidt , Jr., and each shall assign and transfer to Buyer, all of their rights, title, and interests, in and to any Intellectual Property used in Sellers’ Business, in the form attached hereto as Exhibit H-1 at the time of the Closing.

6.23.         Full Disclosure.  The representations, warranties, and statements of Sellers in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Sellers to Buyer pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect.  Sellers have, and prior to Closing will have, provided to Buyer, in writing, any information necessary to ensure that all representations, warranties, or statements made by Sellers to Buyer are complete, current, and accurate and are not misleading in any material respect.

Asset Purchase Agreement

7.           Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers that, as of the Effective Date and as of the Closing Date:

7.1.           Organization and Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana.  Buyer has the requisite corporate power and corporate authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.

7.2.           Capacity.  Buyer has full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Buyer’s obligations under this Agreement have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary in connection therewith.  This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Buyer in connection with this Agreement will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

7.3.           Authority.  Neither the execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby, nor the performance of Buyer’s obligations hereunder will:  (a) violate any provision of the Articles of Incorporation, Operation Agreements or Bylaws of Buyer; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Buyer, or its properties or assets; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Buyer or which would have an adverse effect on its properties or assets; or (d) violate, breach, conflict with, constitute a default under, result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound.

7.4.           Consents.  No consents, approvals, filings, or registrations with or by any governmental agency or instrumentality or any other person or entity are necessary in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, or the performance of Buyer’s obligations under this Agreement.

7.5.           Brokers.  No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder’s fee, or other compensation based on agreements or arrangements made by Buyer.

Asset Purchase Agreement

7.6.           Full Disclosure.  The representations, warranties, and statements of Buyer in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Buyer to Sellers pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect.

8.           Covenants of Sellers.  Sellers covenant and agree as follows:

8.1.           Right of Inspection.  From the Effective Date through the Closing Date, Sellers will permit Buyer and its authorized representatives to have full access to Sellers’ properties during regular business hours, will make its employees and authorized representatives available to confer with Buyer and its authorized representatives, will make available to Buyer and its authorized representatives all books, papers, and records relating to the Assets and Assumed Liabilities, Sellers’ business, or the obligations and liabilities of Sellers relating thereto which may be reasonably requested by Buyer, including, but not limited to, all books of account (including the general ledger), tax records, organizational documents, contracts and agreements, filings with any regulatory authority, any financial operating data, accounting workpapers, attorney audit response letters,  and any other business information relating to Sellers’ business activities or prospects as Buyer may from time to time request.  No such investigation by Buyer will affect the representations, statements and warranties of Sellers and each such representation, statement, and warranty will survive any such investigation.

8.2.           Conduct of Business.  From the Effective Date until the Closing Date:

A.           Sellers will conduct their business and will engage in transactions only in the usual and ordinary course of business and in a commercially reasonable manner and will do so diligently and in substantially the same manner as it has previously.  Sellers will use all commercially reasonable efforts to preserve its business organization intact and to preserve all present relationships of Sellers with, and the goodwill of, suppliers, customers, and others having a business relationship with Sellers.  Sellers further agree to protect the Assets and to maintain the Leasehold Interests, Inventory, and Personal Property in good operating condition and repair, ordinary wear and tear excepted, and will, at their expense, repair, replace, or restore, as applicable, any item of Leasehold Interests, Inventory, or Personal Property which ceases to be in such condition.  Sellers will take all steps reasonably necessary to preserve all Contractual Rights and rights in all Intellectual Property and Intangible Property.  Sellers further agree to maintain ther business premises, including fixtures and heating, ventilation, cooling, plumbing, and electrical systems in good operating condition and repair and to maintain and leave its business premises in a clean and orderly condition;

Asset Purchase Agreement

B.           Sellers will not, except in the usual and ordinary course of business or as otherwise consented to or approved by Buyer in writing, or as permitted or required by this Agreement:  (a) institute any method of manufacture, purchase, sale, lease, management, accounting, or operation that will vary from those methods used by Sellers as of the Effective Date; (b) cancel any existing policy of insurance; (c) enter into any new contract, commitment, or other transaction not in the usual and ordinary course of business and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (d) make any capital expenditures in an amount exceeding $5,000; (e) sell, dispose of, or encumber any of the Assets; (f) incur any new indebtedness or other liabilities other than in the usual and ordinary course of business, and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (g) waive or compromise any right or claim or cancel, without full payment, any note, loan, or other obligation owing to Sellers; (h) modify, amend, cancel, renew, or terminate any contract; (i) take any action or fail to take any action which would cause any of Sellers’ representations and warranties or in the Joinder Agreements, herein to be untrue or inaccurate as of the Closing Date; (j) grant any lien in any of the Assets; (k) except as required by applicable tax law, make or change any material election in respect of taxes, adopt or change in any material respect any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; or (l) enter into any agreement obligating Sellers to do any of the foregoing prohibited acts.

C.           Sellers will maintain their corporate existence and powers and will not dissolve or liquidate;

D.           Sellers will not do any act or omit to do any act that will cause a breach or default of any contract, obligation, lease, license, or other agreement to which Sellers is a party and which affects the Assets or the Assumed Liabilities, Sellers’ title thereto or interest therein, or the operation and conduct of Sellers’s business; and

E.           Sellers shall obtain prior to the Closing Date all consents, authorizations, waivers, approvals of, or exemptions by, any Person, including, without limitation, any governmental body or agency or instrumentality thereof, required to be obtained in connection with the transactions contemplated by this Agreement.

8.3.           Consents.  Sellers will obtain any and all necessary consents, waivers, permits, approvals, and authorizations of, and to complete any and all filings or registrations with, all federal, state, and local governmental bodies which are necessary to consummate the transactions contemplated by this Agreement or to permit Buyer to continue Sellers’ business after the Closing Date.  Sellers will obtain any and all consents, waivers, approvals, or authorizations of all other persons or entities as may be required for the sale, assignment, and transfer to Buyer of the Assets and the Assumed Liabilities.

Asset Purchase Agreement

8.4.           Cooperation.  Sellers agree to take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement and to perform Sellers’ obligations hereunder.

8.5.           Disclosure of Changes.  Sellers will promptly notify Buyer in writing of the following:  (a) the commencement or threat of any threatened lawsuit or claim against Sellers or affecting the Assets or Assumed Liabilities, the operation and conduct of Sellers’ business or their prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement; (b) any adverse change in the financial condition of Sellers or their businesses; and (c) any change in any representations or warranties of Sellers set forth in this Agreement or in any exhibit, schedule, certificate, or other documents delivered to Buyer by Sellers pursuant to this Agreement.

8.6.           Exclusivity; Acquisition Proposals.  Sellers will not (and will use its best efforts to ensure that none of its officers, directors, agents, representatives, or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Buyer:  (a) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets, or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”); (b) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Buyer or its representatives concerning Sellers’ business or properties or afford to any person or entity other than Buyer or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a request for information by a Governmental Entity; (c) enter into or execute any agreement relating to an Acquisition Transaction; or (d) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction.  In the event that Sellers are contacted by any third party expressing an interest in discussing an Acquisition Transaction, Sellers will promptly notify Buyer of such contact.

8.7.           Noncompetition Agreements.  At or prior to the Closing, Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. will have executed a Noncompetition Agreement (collectively, the “Noncompetition Agreements”), substantially in the form attached as Exhibit E.

9.           Obligations at Closing.

9.1.           Sellers’ Obligations at Closing.  At the Closing, Sellers will deliver or cause to be delivered to Buyer the following:

Asset Purchase Agreement

A.           All instruments of transfer, properly executed by Sellers and acknowledged, including, but not limited to, a bill of sale, deeds, and assignments, transferring and assigning to Buyer all of Sellers’ rights, title, and interest in and to the Assets and Assumed Liabilities, including, but not necessarily limited to, the following:

(1)           Bill of Sale in a form substantially identical to Exhibit G attached to this Agreement;

(2)           Assignment and Assumption Agreement in a form substantially identical to Exhibit H attached to this Agreement;

(3)           Assignment and Assumption of Lease in a form substantially identical to Exhibit B attached to this Agreement;

B.            All instruments evidencing any and all consents, waivers, permits, approvals, authorizations, filings, or registrations as provided for in this Agreement;

C.            The Joinder Agreements in a form substantially identical to Exhibit E attached to this Agreement;

D.            The Noncompetition Agreements in a form substantially identical to Exhibit F attached to this Agreement;

E.             The Employment Agreement in a form substantially identical to Exhibit D; and

F.             All material agreements and covenants required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date.

9.2.           Buyer’s Obligation at Closing.  On the Closing Date, Buyer will deliver or cause to be delivered to Sellers the following:

A.           The part of the Purchase Price as set forth in Section 3, which, pursuant to Sellers’ instructions, is then deliverable to Sellers;

B.           Certified resolutions of Buyer’s Board of Directors authorizing the execution and performance of this Agreement and all actions taken by Buyer in furtherance of this Agreement; and

C.           A certificate, executed by the President of Buyer, dated as of the Closing Date.

Asset Purchase Agreement

10.           Obligations After Closing.

10.1.         Indemnification.

A.           Sellers, their Manager(s) and Members agree to indemnify and hold Buyer and its officers, directors, employees, members, managers, and successors (collectively, the “Buyer Indemnified Parties”) harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or proceeding, incurred or sustained by Buyer Indemnified Parties, which arise out of, result from, or are related to:  (a) Sellers’ breach of any representation, warranty, condition, agreement, or covenant contained in this Agreement or in any other instrument or document executed and delivered by Sellers in connection with this Agreement; or (b) any and all liabilities or obligations relating to the operation of Sellers’ Business on or prior to the Closing Date, including, without limitation, all tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, and liabilities to any creditors, except to the extent such liabilities or obligations have been expressly assumed by Buyer in writing pursuant to this Agreement.

B.           Additionally, and notwithstanding any other provision of this Agreement, Sellers agree to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses, and claims of any and every kind whatsoever, paid, incurred, or suffered by, or asserted against, Buyer Indemnified Parties for, with respect to, or as a direct or indirect result of any of the foregoing or for any other reason whatsoever, related to or arising under the Environmental Laws, including, but not limited to:  (a) diminution in value of the Leasehold Interests; (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leasehold Interests; (c) damages arising from any adverse impact on marketing of the Leasehold Interests or any improvements of or to the Leasehold Interests; (d) any sums paid in settlement of claims; (e) claims or demands by employees, independent contractors or former employees of Sellers;  (f) costs incurred in connection with any investigation of site conditions or any changes, remedial, removal, or restoration work required by any federal, state, county, or municipal governmental agency or political subdivision; or (g) reasonable attorneys’ fees, consultants’ fees, and experts’ fees related thereto.

C.             Buyer agrees that, upon its receipt of a third-party claim in respect of which indemnity may be sought under this Section 10.1, Buyer will give written notice within five (5) days of such claim (the “Notice of Claim”) to Sellers.  Sellers will be entitled, at their own expense, to participate in the defense of any such claim or action against Buyer.  Sellers will have the right to assume the entire defense of such claim, provided that:  (a) Sellers gives written notice of their desire to defend such claim (the “Notice of Defense”) to Buyer within 15 days after Sellers’ receipt of the Notice of Claim; (b) Sellers’ defense of such claim will be without cost of Buyer or prejudice to Buyer’s rights under this Section 10.1; (c) counsel chosen by Sellers to defend such claim will be reasonably acceptable to Buyer; (d) Sellers will bear all costs and expenses in connection with the defense of such claim; (e) Buyer will have the right, at Buyer’s expense, to have Buyer’s counsel participate in the defense of such claim; and (f) Buyer will have the right to receive periodic reports from Sellers and Sellers’ counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Buyer’s counsel in this regard.

Asset Purchase Agreement

10.2.         Utilities.  Buyer and Sellers will cooperate to take all steps necessary to transfer all utilities and services related to the operation and conduct of Sellers’ business, including, without limitation, electric service, gas service, telephone service, sewage, water, and trash removal, into Buyer’s name effective as of the Closing Date; provided, however, that Buyer will pay for any new deposits or connection fees required.

10.3.         Transition.  Sellers will maintain the goodwill of Sellers’ suppliers, customers, and business, and will otherwise cooperate with Buyer to effectuate a smooth and orderly transition in the operation and conduct of Sellers’ business following the Closing Date.

11.           Remedies.

11.1.         Remedies Prior to or on Closing.

A.          In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Sellers under this Agreement, Buyer may, at its option, and without prejudice to any rights or remedies Buyer may have at law or in equity for any such breach or default terminate this Agreement by delivering written notice of termination to Sellers on or before the Closing Date.  The notice will specify with particularity the breach or default on which the notice is based.  Notwithstanding the foregoing, the parties acknowledge that the Assets are unique and that, in the event of a breach or default by Sellers under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Buyer.  Therefore, in the event of any such breach or default, Buyer may, at its option, sue for specific performance in addition to any other available right or remedies.

B.           In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Buyer under this Agreement, Sellers’ sole and exclusive remedy will be to terminate this Agreement by delivering written notice of termination to Buyer on or before the Closing Date.  The notice will specify with particularity the breach or default on which the notice is based.

C.           In the event of termination of this Agreement by either Buyer or Sellers as provided in this Section 11.1, this Agreement will become null and void, other than Sections 6 and 10 above, which will remain in full force and effect. Upon termination, Buyer will deliver to Sellers and Sellers will deliver to Buyer any and all documentation provided by each party to the other pursuant to the terms of this Agreement.

11.2.         Remedies Subsequent to Closing.  In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation by either party to this Agreement, the non-defaulting party may pursue whatever rights and remedies are available to such party at law or in equity, including, without limitation, the rights and remedies provided in this Agreement.

Asset Purchase Agreement

12.           General Provisions.

12.1.         Publicity.  All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Buyer and Sellers.  Neither Buyer nor Sellers will act unilaterally in this regard without the prior written approval of the other party, unless such unilateral act by Buyer will prevent either party from violating any state or federal securities laws or regulations.

12.2.         Expenses.  Except as otherwise specifically provided in this Agreement, each party will be responsible for its own fees, costs, and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereunder.

12.3.         Survival of Representations, Warranties, and Covenants.  The respective representations, warranties, and covenants of Buyer and Sellers made in this Agreement or in any certificate or other document delivered pursuant to this Agreement, including, without limitation, the obligations of indemnity hereunder, will survive the Closing Date, and the consummation of the transactions contemplated hereby, until the applicable statute of limitations has run, notwithstanding any examination made by or for the party to whom such representations, warranties, or covenants were made, the knowledge of any officers, directors, shareholders, employees, or agents of the party, or the acceptance of any certificate or opinion.

12.4.         Notices.  All notices, requests, demands, and other communications required under this Agreement will be in writing and will be deemed duly given and received:  (a) when delivered in person; (b) upon confirmation of receipt when transmitted by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day); (c) upon receipt after dispatch by registered or certified mail, postage prepaid; or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to DRS:

Gerald Avery
609 Metairie RD. #284
Metairie, LA 700005

Asset Purchase Agreement

If to DRS Members:

Edward S. Schmidt, Jr.
116 Acadian Ln.
Mandeville, LA 70471

Gerald Avery
97 Tortoise St.
Slidell, LA 70461

Howard Rush
436 Turquoise St.
New Orleans, LA 70124

If to ERG:

Gerald Avery
609 Metairie RD. #284
Metairie, LA 700005

If to ERG Members:

Edward S. Schmidt, Jr.
116 Acadian Ln.
Mandeville, LA 70471

Gerald Avery
97 Tortoise St.
Slidell, LA 70461

Howard Rush
436 Turquoise St.
New Orleans, LA 70124

Asset Purchase Agreement

If to Buyer:

Disaster Recovery Services, Inc.
Attn:  Glenn Welstad
3773 W. Fifth Avenue
Post Falls, Idaho  83854

With copy to:

Ronald L. Junck
3773 W. Fifth Avenue
Post Falls, Idaho  83854

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

12.5.         Headings.  Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or of any provision hereof.

12.6.         Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof.  No supplement, modification, or amendment of this Agreement will be binding and enforceable unless executed in writing by the parties hereto.  Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.7.         Waiver.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the party making the waiver.

12.8.         Exhibits, Schedules, and Recitals.  The Exhibits and Schedules attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement.

12.9.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Asset Purchase Agreement

12.10.       Governing Law; Jurisdiction.  Except as expressly provided herein, this Agreement will be construed in accordance with, and governed by, the laws of the State of Idaho, without regard to the application of conflicts of law principles.  Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit, action, or proceeding arising out of or relating to this Agreement must be instituted in a state or federal court in Kootenai County, State of Idaho, and they hereby irrevocably submit to the jurisdiction of any such court.

12.10.1 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

12.11.       Attorneys’ Fees.  In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys’ fees and costs, incurred in connection with such action, including any appeal of such action.

12.12.       Parties in Interest.  Except as expressly provided below, nothing in this Agreement is intended to confer upon any person other than the parties to this Agreement, their respective heirs, representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party to this Agreement, nor will any provision of this Agreement give any entity any right of subrogation against or action over or against any party; provided, however, that Buyer and Sellers expressly agree and acknowledge that Buyer Indemnified Parties are intended to be express third party beneficiaries of the indemnification provisions in Section 10 of this Agreement.

12.13.       Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the parties to this Agreement.

12.14.       Severability.  The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement will not affect the other provisions hereof and this Agreement will be continued in all respects as if such invalid or unenforceable provision were omitted. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Asset Purchase Agreement

12.15.       Further Documentation.  Each party will execute and deliver such further instruments and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

12.16.       Interpretation.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

12.17.       Counsel.  Both Buyer and Sellers have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties has participated in drafting this Agreement.

12.18.       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.19.       Telephone Rights.  At the time of closing, Sellers agrees to transfer to Buyer all of Sellers’ right, title and interest in and to the telephone lines, listings and numbers presently assigned to the Assets which are the subject of this sale, including specifically, but not limited to, the telephone number (504) 468-6999 and facsimile number (877) 847-7129.  Sellers agree to execute any necessary documents and to cooperate fully with Buyer in accomplishing the transfer of the aforesaid telephone numbers to Buyer.

12.20.       Stock Restriction/Investment Representations

12.20.1.  No Solicitation.  DRS, ERG and each Member of DRS and ERG will not (nor will they permit any agent or affiliate to) solicit, initiate or encourage any Acquisition Proposal or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein “Acquisition Proposal” means a proposal for a merger, reorganization or other business combination involving the Company or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of DRS or ERG other than this Agreement.

Asset Purchase Agreement

12.20.2.  Stock Acknowledgments.  DRS, ERG, the Managers and Members of DRS and ERG each acknowledge, represent, warrant, and agree that:

(a)           They are acquiring common stock in Command Center, Inc., to be acquired pursuant to this Agreement, and they each have no present intention to sell, distribute or otherwise dispose thereof;

(b)           They have evaluated present and anticipated needs and personal requirements and are satisfied that they have adequate means for providing for these expenses without respect to any income or other benefit which may be derived from his investment in the common stock of Command Center, Inc., and do not anticipate any need to sell, assign, or transfer the common stock;

(c)           They acknowledge being informed that the common stock of Command Center, Inc., being received by them is not registered under the Securities Act of 1933 or any state securities law, and it must be held indefinitely unless it is subsequently registered under the Securities Act of 1933 or Securities Exchange Act of 1934 and applicable state securities laws or he furnishes to Buyer an opinion of counsel satisfactory to Buyer that registration is not required under the under such Act or laws;

(d)           They have not obtained any representative to review or evaluate the acquisition of the common stock of Command Center, Inc., and, by reason of his knowledge and experience in financial and business matters in general, they are capable of evaluating the merits and risks of this investment;

(e)            They have examined this Agreement (including the Exhibits hereto) and have been given access to all underlying documents related to this transaction, and are satisfied that they have received such information as they deem necessary or appropriate as a prudent and knowledgeable investor to verify the accuracy of such information and to evaluate the merits and risks of acquiring common stock in Command Center, Inc..  They have carefully evaluated their financial resources, investment condition and the risks attendant upon this investment, and acknowledge that they are able to bear the economic risks of this investment;

(f)            They realize that neither the Securities and Exchange Commission, nor the securities regulatory body of any state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement; and

Asset Purchase Agreement

(g)           They acknowledge being informed and agree that certificates for Buyer common stock issued to them will bear the following legend.

The securities represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be sold or otherwise transferred in the absence of effective registration under such Act and laws, or an opinion of counsel satisfactory to the corporation that such registration is not required.

They agree that they will not transfer or attempt to transfer the common stock contemplated herein except in compliance with the restrictions and provisions contained in said legend.

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Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on January 4th, 2012.

DR SERVICES OF LOUISIANA, LLC,
by its Members:

/s/ Gerald Avery
Gerald Avery

/s/ Howard J. Rush
Howard J. Rush

/s/ Edward S. Schmidt, Jr.
Edward S. Schmidt, Jr.

ENVIRONMENTAL RESOURCE GROUP, LLC,
by its Members:

/s/ Gerald Avery
Gerald Avery

/s/ Howard J. Rush
Howard J. Rush

/s/ Edward S. Schmidt, Jr.
Edward S. Schmidt, Jr.

DISASTER RECOVERY SERVICES, INC.

By: /s/ Glenn Welstad
Glenn Welstad, President

Asset Purchase Agreement

Schedule 1.1

Leasehold Interests

Premises located at:  921 Oxley Street, Kenner, Louisiana.

Asset Purchase Agreement

Schedule 1.5

Vehicles

2001 FORD BUS                    VIN:  1FDWE35881HA19949
2003 FORD                             VIN:  1FTRF17203NB41726
2003 GMC                               VIN:  1GJHG39U131189853
2006 CHEVY                           VIN:  1GAHG39U761231379
2007 CHEVY                           VIN:  1GAHG39UX71103946

Asset Purchase Agreement

Schedule 2.1

Excluded Assets

All cash on-hand related to Sellers’ business as of 11:59 p.m., December 31, 2012;

All accounts or notes receivable owing to Sellers as of 11:59 p.m., December 31, 2012, including, without limitation, all customer accounts receivable (collectively, the “Receivables”);

All present contracts and/or work related to elevating and/or raising and/or moving of houses and buildings; and

Asset Purchase Agreement

Schedule 2.2

Assumed Liabilities

Leasehold interests and obligations regarding the premises located at:  921 Oxley Street, Kenner, Louisiana.

Asset Purchase Agreement

Schedule 3.4

Allocation

Information will be determined and supplied by the parties.

Asset Purchase Agreement

EXHIBIT A

Form of Promissory Note

PROMISSORY NOTE

For value received the undersigned (hereinafter “Maker”) promises to pay to the order of DR Services of Louisiana, LLC, a Louisiana Limited Liability Company (hereinafter "Holder"), the principal sum of One Hundred and Fifty Thousand Dollars ($150,000), all as hereinafter provided and upon the following terms and conditions:

1.           Interest.  No interest shall accrue on the principal sum owed to Holder; provided, however, that in the event of any default, as hereinafter defined, all sums then and thereafter owing hereon, at the option of the Holder, shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”).

2.           Payments.  Maker shall pay this note in six (6) equal installments on or before the fifth day of every month, beginning February 5, 2012, and continuing until the principal sum has been paid in full.

3.           Late Payment Charge.  In the event payment is not timely made during any month by Maker under the terms of the Promissory Note, Maker shall pay a late payment penalty of $500 for each day payment is late, with the maximum late penalty for any one month period being $5,000.  However, such late payment penalty shall not begin to accrue until five days after written notice of such late payment has been received by Maker.  For and under the terms of this paragraph, written notice shall be deemed effective only upon receipt by Maker of such notice of late payment, and such notice of late payment can only be conveyed to Maker via either:  (a) certified U.S. Postal Service mailing (delivery signature required); or (b) overnight courier delivery (FedEx, UPS, etc.) (delivery signature required).  This is in addition to and not in lieu of any other rights or remedies the Holder may have by virtue of any breach or default. Buyer will be in breach if the late payment continues for one month.

4.           Default; Choice of Law; Attorneys’ Fees and Other Costs and Expenses.  In the event of any default of the terms of this Promissory Note, all sums owing and to become owing hereon, at the option of the Holder, shall become immediately due and payable and shall bear interest thereafter at the Default Rate per annum.  The Maker agrees to pay all costs and expenses which the Holder may incur by reason of any default, including without limitation reasonable attorneys’ fees with respect to legal services relating to any default or to a determination of any rights or remedies of the Holder under this Note and reasonable attorneys’ fees relating to any actions or proceedings which the Holder may institute or in which the Holder may appear or participate and in any appeals therefrom. Any judgment recovered by the Holder hereof shall bear interest at the Default Rate per annum, not to exceed however the highest rate then permitted by law on such judgment.  The venue of any action hereon shall be commenced in Kootenai County, Idaho, and this Promissory Note shall be construed according to the laws of the State of Idaho.

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Asset Purchase Agreement

AGREED TO THIS _____ DAY OF JANUARY, 2012.

DISASTER RECOVERY SERVICES, INC.

By:_________________________________________
    Glenn Welstad, President

DR SERVICES OF LOUISIANA, LLC,
by its members:

____________________________________________
Gerald Avery

____________________________________________
Howard J. Rush

____________________________________________
Edward S. Schmidt, Jr.

Asset Purchase Agreement

EXHIBIT B

Form of Lease Assignment

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”), entered into as of __________________________, 2012, by and among DR SERVICES OF LOUISIANA, LLC, (a/k/a, f/k/a Disaster Recovery Services, LLC), a Louisiana Limited Liability Company (“DRSoL”), Disaster Recovery Services, Inc., a Louisiana corporation (“DRSI”) and Joan & C. Gene Rogers (“Landlord”).  DRSoL, DRSI and Landlord are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, DRSoL, as tenant, and Landlord, as landlord, are parties to that certain Lease, dated as of November 1, 2010 (“Lease”), presently covering certain premises (the “Premises”) located at 921 Oxley Street, Kenner, Louisiana, a copy of which Lease is attached hereto as Exhibit A;

WHEREAS, DRSoL and DRSI entered into a certain Asset Purchase Agreement, dated as of January ___, 2012 (the “Purchase Agreement”), pursuant to which and subject to the terms and conditions set forth therein, DRSI has purchased certain of the assets and assume certain of the liabilities of DRSoL; and

WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, DRSoL and DRSI mutually desire that Landlord consent to the transfer of DRSoL’s interest in the Lease to DRSI and the assumption by DRSI of all of DRSoL’s obligations and liabilities under the Lease from and after the Effective Time.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties hereby agree as follows:

1. Assignment and Assumption.   DRSoL assigns and transfers to DRSI all of DRSoL’s rights under the Lease.  DRSI hereby assumes and guarantees timely performance of all of DRSoL’s obligations under the Lease which arise after the Effective Time.

2.  Consent to Assignment.  Effective as of the Effective Time, Landlord hereby (a) consents to the assignment of DRSoL’s rights and obligations under the Lease effected hereby, and (b) agrees to recognize DRSI as the tenant under the Lease and thereby establishes direct privity of estate and privity of contract with DRSI.

3. Effective Time.  For all purposes under this Assignment, the term “Effective Time” shall mean 12:01 a.m. on _________________, 2012.

Asset Purchase Agreement

4. Miscellaneous.

a. Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

b. Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption of Lease as of the day and year first above written.

LANDLORD: By: _______________________________ Name: _____________________________ Title: ______________________________	DR SERVICES OF LOUISIANA, LLC: By:__________________________________ Name: _______________________________ Title: ________________________________
DISASTER RECOVERY SERVICES, INC.: By: _________________________________ Name: _______________________________ Title: ________________________________

Asset Purchase Agreement

EXHIBIT C

Financial Statements

(Attached)

Asset Purchase Agreement

EXHIBIT D

Form of Employment Agreement

AT WILL EMPLOYMENT CONTRACT

This Employment Contract is made by and between Disaster Recovery Services, Inc. (hereinafter “we” or “us”) and ______________________________________(hereinafter “you”) as of the date indicated below the signature of the last person to sign this Contract.

1.           You are being hired to fill the capacity of ____________________.  You hereby accept such employment, upon terms and conditions set forth in this contract.

2.           Initially, your compensation will be as follows:  $ _____________ Annual Salary paid at $_____________ bi-weekly.  In our unrestricted discretion, we have the right to change your compensation at any time.

3.           In addition, you may be eligible for the following expense reimbursement to be paid each month after the approved expense is incurred.

• Meals and Entertainment
• Office Supplies / Products

4.           If at any time during your employment you qualify for any commissions or incentives, you agree that those incentives or commissions may be changed by us at any time without affecting the other agreements of this Contract.  When your employment is terminated, voluntarily, or involuntarily, you will no longer receive any additional commissions or incentives, even if the commission or incentive was for a period of time prior to your termination date.

5.           Arbitration Clause. By initialing here / , you and we agree that any unresolved dispute or controversy arising under or in connection with this Contract, or the breach of this Contract, or your employment by us, including alleged violations of state or federal statutes, and including claims of discrimination, sexual or other harassment, retaliation, wrongful termination, compensation due or violation of civil rights must be submitted to and resolved by binding arbitration Any arbitration between us will be administered by the American Arbitration Association under its Employment Arbitration Rules, by one arbitrator, at the American Arbitration office nearest the place of your employment. The award entered by the arbitrator will be final and binding in all respects, and judgment on the award may be entered in the Court having jurisdiction.

The arbitrator shall not have the authority to add to, detract from, or modify any provision or this Contract nor to award punitive damages to any injured party. Notwithstanding the foregoing, we are entitled to seek injunctive or other equitable relief, as contemplated by Section 12 below, from any court of competent jurisdiction, without the need to resort to arbitration.

Asset Purchase Agreement

6.           You understand that you have no authority to obligate us to anything or to bind us to any agreement without prior written permission.

7.           You agree to perform your duties in a careful, dedicated, ethical and sensible manner. You agree to conduct yourself in a way, which will be a credit to the company’s character and interests.

8.           You agree to devote your full and undivided time, energy, knowledge, skill, and ability to our business during working hours. You also agree not to be employed elsewhere unless first authorized by us in writing.

9.           In connection with your duties, you may have access to some or all of our “Confidential Information” which includes, but may not be limited to the following:
The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to us;

•	All of our customer, marketing, pricing, and financial information, including the names, addresses and any other information concerning any of our customers;
•	All of our operations, sales and training manuals and materials.
•	All other information now in existence or later developed which is similar to the foregoing; and
•	All information which is marked as Confidential, or explained as Confidential, or which by its nature is Confidential.

During your employment, you agree to protect and safeguard Confidential Information which is entrusted to you or to which you have access. You agree not to divulge or disclose any Confidential Information to any person, except employees of ours with a need to know, and not to use any Confidential Information for your own benefit. You must tell us if you believe that any other person has made an unauthorized disclosure of Confidential Information.

10.           All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing your work for us (collectively, the “Work Product”) shall belong exclusively to us and shall, to the extent possible, be considered a work made by you for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by you for hire for us, you agree to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that you may have in such Work Product.  Upon our request, you will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

Asset Purchase Agreement

11.           You understand and agree that the methods employed in our company will place you in close business and personal relationship with customers. Thus, during the term of the Contract and for a period of one (1) year immediately following the termination of your employment, for any cause or without cause, so long as we continue to carry on the same business, you agree that you will not, for any reason whatsoever, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, call upon, divert, influence, solicit, service or attempt to call, divert, influence, solicit or service any of our customers or potential customers (prospects) with whom you had direct or indirect contact or whom you had responsibility during your tenure with us or otherwise assisted us in providing services to. Additionally, for a period of one year following the termination of your employment with our company, for any cause or without cause, you agree that you will not, for any reason whatsoever, directly or indirectly, for yourself or on behalf of any other person(s), company, partnership, corporation or other business entity, solicit or influence or attempt to solicit or influence any employee of ours to leave employment with the company.

12.           You agree that if we believe that you have breached the terms of either Sections 9 or 11 of this Contract, that notwithstanding our agreement to arbitrate disputes arising out of this Contract, we have the right to seek injunctive or other equitable relief against you in court. You agree that if you breach the terms of either of these sections, we would have no adequate remedy at law and are entitled to injunctive relief.

13.           If you have a continuing contractual commitment to a previous employer that is a limitation on your work activities at our company, you must notify us at the start of your employment of this limitation. You agree to conform at all times to the requirements of any such contractual commitment until that commitment expires.

14.           You and we agree that any controversy or dispute arising out of or connected with this Contract, including those submitted to arbitration under Section 5 shall be governed by Idaho law. Additionally, you and we also agree that for any dispute or controversy which is not subject to arbitration as provided in Section 5 or for which a court refuses to enforce the arbitration provisions, exclusive jurisdiction and venue shall be in the state or federal courts in Kootenai County, Idaho. You and we further agree to submit to the jurisdiction of such courts.

15.           You agree that at any time during or prior to your employment, we may, subject to legal requirements, investigate your background for information which may be relevant to your employment and/or job performance.

16.           If your employment with us is terminated, you agree to immediately deliver to us all correspondence, letters, manuals, lists, mailing lists, customer lists, cash, pagers, phones, computers, Confidential Information and any and all other property, material and records of any kind concerning our business that you may possess.

17.           Your employment with us is on an “AT WILL” basis. You may terminate your employment at any time, for any reason, with or without notice. We also may terminate your employment at any time, for any reason, or no reason, with or without notice. No person employed by us is authorized to alter the “at will” nature of your employment.

18.           Any other promises or other communications made by us or by you are not to be deemed as binding unless they are set forth in this Contract. This Contract represents the entire agreement between us and replaces any prior agreements.

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this contract and its terms as of the day and month first set forth above.

________________________________________	________________________
Employee	Date

Asset Purchase Agreement

EXHIBIT E

Form of Joinder Agreement

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Agreement”) is made and entered into as of January ____, 2012, by and among:  Howard J. Rush, an individual, Gerald Avery, and individual, and Edward S. Schmidt, Jr., and individual (collectively, Rush, Avery and Schmidt are hereinafter referenced as the “Joining Parties”); DR Services of Louisiana, LLC (a/k/a, f/k/a Disaster Recovery Services, LLC) (“DRSoL”), as Louisiana Limited Liability Company; Environmental Resource Group, LLC, a Louisiana Limited Liability Company (“ERG”) (collectively, DRSoL and ERG are hereinafter referenced as “Selling Parties”); and Disaster Recovery Services, Inc., a Louisiana Corporation (“DRSI”).

RECITALS

A.           Selling Parties and DRSI are parties to an Asset Purchase Agreement (“Purchase
Agreement”), effective January 1, 2012, relating to the purchase by DRSI of substantially all of the assets of the Selling Parties.

B.           Pursuant to the terms and conditions of the Purchase Agreement, Joining Parties, who are an Members and Managers of Selling Parties, are executing this Agreement in order to become parties to and to be bound by all obligations of Selling Parties relating to the representations and warranties of Selling Parties under the Purchase Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereto agree as follows:

1.           Definitions
. Capitalized terms used and not defined herein shall have the meanings specified in the Purchase Agreement.  If any terms or conditions of this Agreement conflict with the terms or conditions of the Purchase Agreement, the terms or conditions of the Purchase Agreement shall control.

2.           Effect of Joinder.  By executing and delivering this Agreement, effective upon the Closing (as is defined in the Purchase Agreement), Joining Parties hereby agree to become parties to, to be bound by, and to assume, jointly and severally as between themselves and with Selling Parties, the obligations of Selling Parties under the Purchase Agreement in the same manner as if Joining Parties were an original signatories to the Purchase Agreement individually, solely relating to the representations and warranties of Selling Parties as set forth therein.

Asset Purchase Agreement

3.           Authorization; Binding Obligation.  Joining Parties hereby represent and warrant to DRSI that: (a) Joining Parties have the legal capacity and all other necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement constitutes a legal, valid, and binding obligation on Joining Parties, enforceable in accordance with its terms; (c) Joining Parties have read this Agreement and have discussed its requirements, to the extent that Joining Parties believe necessary, with counsel and relevant advisors; and (d) Joining Parties understand that the parties to the Purchase Agreement shall proceed to effectuate the Closing in reliance upon delivery and performance of this Agreement.

4.           Term. This Agreement shall remain in full force and effect until all obligations of Selling Parties relating to its representations and warranties under the Purchase Agreement have been fully satisfied or have lapsed, at which time, this Agreement shall immediately and automatically terminate.

5.           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

6.          Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the parties hereto.

7.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to conflicts of law principles thereof.

9.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Asset Purchase Agreement

 IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

___________________________________________
Gerald Avery, individually

___________________________________________
Howard J. Rush, individually

___________________________________________
Edward S. Schmidt, Jr., individually

DR SERVICES OF LOUISIANA, LLC,
by its Members:
___________________________________________
Gerald Avery

___________________________________________
Howard J. Rush

___________________________________________
Edward S. Schmidt, Jr.

ENVIRONMENTAL RESOURCE GROUP, LLC,
by its Members:

___________________________________________
Gerald Avery

___________________________________________
Howard J. Rush

___________________________________________
Edward S. Schmidt, Jr.

DISASTER RECOVERY SERVICES, INC.

By: ________________________________________
    Glenn Welstad, President

Asset Purchase Agreement

EXHIBIT F

Form of Noncompetition Agreement

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (“Agreement”) is entered into as of January _____, 2012, by and among: Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively “Sellers”); and Disaster Recovery Services, Inc., a Louisiana corporation (“DRSI”).

RECITALS

A.           Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr., are the sole  Members of  DR Services of Louisiana, LLC (a/k/a, f/k/a Disaster Recovery Services, LLC), a Louisiana Limited Liability Company, and Environmental Resource Group, LLC, a Louisiana Limited Liability Company (collectively “the Companies”);

B.           On January ___, 2012, the Companies and their respective members, Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr., and DRSI executed an Asset Purchase Agreement (“the APA”), in which the Companies are the sellers of assets.

C.           DRSI requires, as a condition of the closing of the transactions contemplated in the APA that the Sellers sign and deliver this Agreement to DRSI;

D.           The Companies’ confidential and proprietary information and client/customer information purchased by DRSI under the APA constitutes a substantial asset of DRSI that the parties mutually wish to protect;

F.           The parties mutually desire to achieve a level of certainty and predictability concerning the post-APA activities that Sellers may perform; and,

G.           Howard J. Rush, Gerald Avery, and Edward S. Schmidt , Jr., individually and collectively expressly acknowledge and confirm that DRSI has a legitimate and substantial interest in protecting itself from unfair competition from persons who have sold their business interests to DRSI and that the compensation to be received by the Companies and the Sellers, and each of them, along with other good and valuable consideration, serves as valuable and adequate consideration for all of Sellers’ promises and covenants made in this Agreement.

AGREEMENTS

NOW, THEREFORE, in express acknowledgement and recognition of the accuracy and importance of the foregoing recitals, the parties agree as follows:

1.           Effective Date.  This Agreement shall become effective upon the Closing of the APA, as such is defined in the APA.  The date of Closing of the APA shall be the Effective Date of this Agreement.  If the Closing does not occur, this Noncompetition Agreement shall be null and void.

Asset Purchase Agreement

2.           Noncompetition Covenants.

(a)           For purposes of this Agreement, the term “Time Period” shall mean that period of time beginning on the Effective Date and ending two years following the Effective Date.

 (b)           For purposes of this Agreement, the term “Noncompete Area” shall mean the entirety of the continental United States of America.

(c)           For purposes of this Agreement, the term “Immediate Family” shall include Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr., their spouses, domestic partners, parents, spouse’s parents, siblings, spouse’s siblings, children, and the spouses of these family members.

(d)           During the Time Period and in the Noncompete Area, Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr., individually and/or collectively, shall not directly (or indirectly, such as through corporations or other entities owned, controlled, managed, operated by Sellers or any of them) or by or through or in conjunction with any other individual person or persons, including, but not limited to the Sellers or their Immediate Family, and any agents and employees thereof:

(1)           Divert or attempt to divert any business or customer of DRSI to any competitor, or do anything injurious or prejudicial to the goodwill associated with DRSI;

(2)           Persuade, entice, or attempt to persuade or entice any employee of DRSI to discontinue his or her employment with DRSI;

(3)           Request or induce any customer of DRSI or any other person which has a business relationship with DRSI, including any customer of Command Center, Inc., to curtail, cancel, or otherwise discontinue its business or relationship with DRSI or Command Center, Inc.; or

(4)           Engage in or carry on, either directly or indirectly, whether for himself/herself or as an employee, officer, director, agent, consultant, proprietor, creditor, partner, stockholder, member, joint venturer, investor, or other paid participant, any business with, on behalf of or as an employment agency within the Noncompete Area which competes with the business conducted by DRSI or Command Center, Inc.;

(5)           Own, maintain, engage in, be associated with, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in any business which is the same or competitive with DRSI or Command Center, Inc., except: (i) through a franchise granted by DRSI; or if (ii)  (A) Sellers are not deemed to be an “affiliate” of such entity as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, and (B) Sellers and members of their immediate families do not own or hold more than one percent (1%) of any voting securities of such entity if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

Asset Purchase Agreement

(6)           Publicly denigrate or in any manner undertake to publicly discredit DRSI or any person or operation associated with DRSI, including Command Center, Inc., and their employees, officers, directors, shareholders, and agents.

(e)           The parties hereto agree that the restrictions contained in this Section 2 are reasonable.  If, at the time of enforcement of any provision of this Section 2, a court, arbitrator, or arbitration panel shall hold that the duration, scope, or area restrictions set forth herein are unreasonable under circumstances then existing, the parties agree that the duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court, arbitrator, or arbitration panel shall be allowed to revise the restrictions contained in this Agreement to cover the maximum duration, scope, or area  permitted by law.  If, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Time Period is unreasonable under circumstances then existing, then an 18 months period shall be substituted, and if an 18 month period is deemed too broad, then a 12 month period shall be substituted, and if a 12 month period is deemed too broad, then a 6 month period shall be substituted.  Additionally, if, at the time of enforcement of this Section 2, a court, arbitrator, or arbitration panel holds that the Noncompete Area is unreasonable under circumstances then existing, then the Noncompete Area shall mean all states wherein either Sellers or Buyer have undertaken work within 12 months prior to the enforcement of this Agreement.

(f)           If Sellers (or any of them individually) breach any of the agreements or covenants set forth herein, then the running of the Time Period referenced in this Section 2 shall be suspended during the entirety of any such period of breach and to the maximum extent found enforceable, shall begin to run from the date that Sellers then again comply with this Agreement.

3.           Non-Solicitation Covenant.  Sellers recognize and acknowledge that all clients and/or accounts of the Companies during Sellers’ relationship with the Companies, including all clients and/or accounts acquired by DRSI due to the Sellers’ efforts or pursuant to the APA, are now the clients and accounts of DRSI (collectively "Client Accounts").  Sellers shall not (except pursuant to an employment agreement with DRSI), either individually or as an employee, officer, director, agent, consultant, proprietor, partner, creditor, stockholder, member, joint venturer, investor, or other paid participant or principal of another employment staffing business or related business firm (other than DRSI), solicit (by any means, whether orally, written, digital, or electronically) any Client Accounts or provide services to any Client Accounts of clients of DRSI, whether marketing efforts, disaster recovery services, or temporary labor services, for and within the Time Period.

(a)           Additional Remedy. If for any reason Sellers (either individually or in concert) shall attempt to solicit, solicit, acquire or otherwise obtain from DRSI, by any means whatsoever, Client Accounts or provide services to such Client Accounts – outside the scope of Sellers’ employment with DRSI; then at the sole election of DRSI, Sellers shall pay to DRSI two times (2x) the actual annual gross billings of those Client Accounts by DRSI. For purposes of this Agreement, the "Actual Annual Gross Billings of Client Accounts " shall be computed and determined based upon the actual annual gross billings by DRSI and the Companies (if applicable) for such Client Accounts, whether actual fees billed or billable to such Client Accounts, for a twelve month time period immediately prior to the breach of this Agreement, and shall be determined without any deductions or reductions against such gross billing amounts.

Asset Purchase Agreement

Payment will be remitted to DRSI by or on behalf of Sellers within thirty (30) days after Sellers (or any Seller individual) solicits any Client Accounts or provides services to any Client Accounts, or within sixty (60) days of billing by Sellers to the Client Accounts, whichever comes first.  All amounts due DRSI from Sellers pursuant to this paragraph shall bear interest at two percent (2%) over the rate announced by the Wells Fargo Bank, N.A., as its prime lending rate, determined as of the Effective Date, but in no event in excess of the maximum rate permitted by law, on the outstanding balance due under this paragraph. The foregoing remedy shall be in addition to any other remedies provided to DRSI hereunder or by law.

(b)           Alternatively, at the sole election of DRSI, Sellers (individually and/or collectively) shall be liable for all damages arising out of or related to Sellers’ collective or individual solicitation or attempted solicitation of any Client Accounts whether directly or indirectly, which cause DRSI to lose any Client Accounts or revenue related thereto, suffer a reduction in services provided to any Client Accounts and/or billings to any Client Accounts.

4.           Non-Disparagement.  Sellers agree that, during the Time Period, they shall not (individually or collectively) make any written, oral, digital or electronic statements that are materially disparaging of the business of the DRSI or Command Center, Inc., or to the business reputation of any of the executive officers, directors, agents or employees of DRSI or Command Center, Inc.

5.           Severability.  The parties desire and intend that the covenants contained in this Agreement shall be construed as agreements severable from and independent of each other and of any other provision of this or any contract or agreement between the parties.

6.           Injunction.  Sellers agree and acknowledge that the foregoing restrictions, duration, and the geographic/territorial scope thereof as set forth in this Agreement are under all of the circumstances reasonable and necessary for the protection of DRSI and its business.  Sellers recognize and agree that the injury that DRSI will suffer in the event of Sellers’ breach of any covenant contained in this Agreement cannot be compensated by monetary damages alone, and Sellers therefore agree that, in the event of a breach or threatened breach by Sellers (individually or collectively) of this Agreement, DRSI, in addition to and not in limitation of, any other rights, remedies, or damages available to DRSI at law, in equity, under this Agreement or otherwise, shall be entitled to seek an injunction from any court of competent jurisdiction in order to prevent or restrain any such breach by Sellers or by Sellers’ agents, representatives, partners, co-owners, or any and all other persons directly or indirectly acting for or with him/her.

7.           Attorneys’ Fees.  In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys’ fees and costs, as determined by the judge of the court.

8.           Choice of Law, Venue and Jurisdiction.  This Agreement shall be deemed made and entered into and construed and governed under and in accordance with the laws of the State of Idaho.  Sellers consent to jurisdiction and venue of any legal action in the state or federal courts in Coeur d’Alene, Idaho.

9.           Notice.  Any notice to be given to Sellers under this Agreement will be sufficient and deemed delivered if in writing and delivered to the U.S. Post Office to be sent prepaid by certified or registered mail addressed to each of the Sellers individually at the address provided below, or to such other address as any Seller has provided to DRSI in writing.

Asset Purchase Agreement

10.           Waiver of Jury Trial.  Sellers waive their individual and collective rights to a trial by jury.  Sellers acknowledge that their waiver of jury trial rights provides them with the benefit of uniform interpretation of this Agreement and resolution of any dispute arising out of this Agreement.  Sellers further acknowledge the receipt and sufficiency of consideration for such benefit.

11.            Terms of the APA.  In the event of any conflict or inconsistency between the terms and conditions of the APA and the terms and conditions of this Agreement, the terms and conditions of the APA shall control.

12.           General.

(a)           Except as otherwise expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subjects hereof and supersedes all prior oral and written negotiations and agreements.

(b)           Any modifications to this Agreement must be made by a written agreement signed by both parties.

(c)           The waiver of any breach or violation of this Agreement shall not constitute a waiver of any other or subsequent breach.  Headings are for convenience and shall not limit or control interpretation.

(d)           Words in this Agreement shall be deemed to refer to whatever number and gender the context requires.

(e)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties may execute such counterparts, via facsimile.

(f)           Each party to this Agreement has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

(g)           Both DRSI and Sellers have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties have participated in drafting this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date stated above.

_________________________________________
Gerald Avery, individually

_________________________________________
Howard J. Rush, individually

_________________________________________
Edward S. Schmidt, Jr., individually

DISASTER RECOVERY SERVICES, INC.

By: ______________________________________
    Glenn Welstad, President

Asset Purchase Agreement

EXHIBIT G

Form of Bill of Sale

BILL OF SALE

1. Sale and Transfer of Assets and Agreements.  For good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1. of that certain Asset Purchase Agreement, dated and effective as of January 1, 2012 (the “Purchase Agreement”), to which DR Services of Louisiana, LLC (a/k/a, f/k/a Disaster Recovery Services, LLC), a Louisiana Limited Liability Company, and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively, “DRSoL”), and Environmental Resource Group, LLC, a Louisiana Limited Liability Company, and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively, “ERG”) (collectively, DRSoL and ERG are hereafter referenced as “Sellers”), and Disaster Recovery Services, Inc., a Louisiana corporation (“DRSI”) are parties, Sellers hereby sell, transfer, assign, convey, grant, and deliver to DRSI, effective as of the Effective Time (as defined herein), all of Sellers’ right, title, and interest in and to all of the assets and agreements described on Schedule A hereto (collectively, the “Assets”).  Sellers represent and warrant they are the owners of all of the Assets, that they have the requisite legal power and authority to transfer good and complete title to all of the Assets and that all of the Assets are free and clear of all liens, encumbrances, security interests, charges and restrictions of every kind and description.

2. Effective Time.  For all purposes under this Bill of Sale, the term “Effective Time” shall mean the the Closing Date of the Purchase Agreement, as such is defined in the Purchase Agreement.

3. Further Actions.  Sellers covenant and agree to warrant and defend the sale, transfer, assignment, conveyance, grant, and delivery of the Assets hereby made against all persons or parties whomsoever, to take all steps reasonably necessary to establish the record of DRSI’s title to the Assets and, at the request of DRSI, to execute and deliver further instruments of transfer and assignment and take such other action as DRSI may reasonably request to more effectively transfer and assign to and vest in DRSI each of the Assets, all at the sole cost and expense of DRSI.

4. Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, Sellers’ representations, warranties, covenants, agreements, and indemnities relating to the Assets, are incorporated into this Bill of Sale by this reference.  Sellers acknowledge and agree that the representations, warranties, and covenants made by Sellers in the Purchase Agreement shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and the terms and conditions of this Bill of Sale, the terms and conditions of the Purchase Agreement shall control.

Asset Purchase Agreement

5. Miscellaneous.

(a) Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Bill of Sale.

(b) Governing law.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Idaho.

(c) Counterparts.  This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d) Sellers do for themselves, individually, their Managers, Members, agents, affiliates, subsidiaries, administrators and assigns, covenant and agree with  DRSI to warrant and defend title to the assets hereby sold unto DRSI, its executors, affiliates, parent corporation, subsidiaries, administrators, officers, directors, and assigns against all and every person and persons whomsoever.

Asset Purchase Agreement

IN WITNESS WHEREOF, Sellers have executed this Bill of Sale as of January ____, 2012.

DR Services of Louisiana, LLC,
by its members:

____________________________________________
Gerald Avery

____________________________________________
Howard J. Rush

____________________________________________
Edward S. Schmidt, Jr.

Environmental Resource Group, LLC,
by its members:

____________________________________________
Gerald Avery

____________________________________________
Howard J. Rush

____________________________________________
Edward S. Schmidt, Jr.

Asset Purchase Agreement

SCHEDULE A

Description of Assets

1.           Leasehold Interests in Real Property.  All leasehold interests held by Sellers in all land, buildings, structures, fixtures, and other improvements located on or attached to such Leasehold Interests and all easements and other rights or interests appurtenant to or owned or used by Seller in connection therewith;

2.           Inventory.  All raw materials, work in process, and finished goods produced or used in Seller’s business (“Inventory”);

3.           Personal Property.  All equipment, tools, machinery, furniture, motor vehicles, supplies, materials, and other tangible personal property used in any manner in connection with Seller’ business, whether owned or leased (“Personal Property”);

4.           Contractual Rights.  Any and all rights in any manner related to the ownership, possession, lease, or use of the Assets or to the ownership, operation, or conduct of Seller’s business, rights in or claims under leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever (“Contractual Rights”);

5.           Vehicles.  Sellers’ interest in all vehicles owned or leased by Sellers;

6.           Books and Records.  All of Seller’ books, records, and other documents and information relating to the Assets and Seller’ business, including, without limitation, all customer and supplier lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, catalogues and brochures of every kind and nature;

7.           Intellectual Property.  All of the following in any manner related to the ownership, possession, or use of the Assets or to the ownership, operation, or conduct of Seller’ business (“Intellectual Property”), including, without limitation, the Intellectual Property described below:

A.          All trade names, trademarks, service marks, and trade dress, including all registrations, renewals, extensions and applications, including, without limitation, all rights to the names "Disaster Recovery Services”, “DR Services” and “Environmental Resource Group" (and any reasonably similar derivations thereof and any related trademarks and services marks), any telephone, telecopy numbers, all universal resource locators (“URL’s”) domain names (including, if any, the domain names for “Disaster Recovery Services”, “DR Services”, “Environmental Resource Group”, and copyright for associated websites), website, social networking and internet addresses, domain names, electronic mail addresses, company and any trade names related thereto or to the Sellers’ Business.  (collectively the “Trademarks”), this shall include all legal rights and interest currently owned and possessed by Howard Jerald Jay Rush, III, to any such names and information contemplated within this paragraph 1.7;

Asset Purchase Agreement

B.           All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the “Patents”);

C.          All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the “Copyrights”);

D.All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplier and distribution lists, price lists, customer files, computer programs, technical and engineering data, trade information, catalogs, marketing materials, and software (collectively, the “Other Proprietary Rights”); and

E.           All licenses or similar agreements to which Sellers are a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the “Licenses”);

8.             Goodwill.  Goodwill, all related tangibles and intangibles, which relate to the operation of Seller’s business and all rights to continue to use the Assets in the conduct of a going business;

9.             Receivables. All accounts or notes receivable owing to Seller at the Closing including, without limitation, all customer accounts receivable (collectively, the “Receivables”);

10.           Intangible Property.  All intangible property, other than previously described, of Seller in any manner related to the ownership, operation, or conduct of Seller’s business (“Intangible Property”); and

11.           Miscellaneous Assets.  Any and all other assets, properties, rights, or other interests of Seller, tangible or intangible, used in connection with Seller’s business or the Assets including, without limitation, all of Seller’s interest in any applicable covenants not to compete.

Asset Purchase Agreement

12.           List.  The assets contemplated herein shall include, but not be limited to, the items set forth as follows:

ITEM/DESCRIPTION	QUANTITY

DESKS	5
CHAIRS	14
SMALL SOFA	1
FILE CABINETS	7
COMPUTERS	3
(KEYBOARD, MOUSE, MONITOR, HARD DRIVE)
TELEPHONES	3
DRAFT TABLE	1
PRINTER	1
LAPTOP	1
CREDENZA	1
BOOK SHELF	1
COPY MACHINE/SCANNER/PRINTER	1
LOBBY CHAIRS	2
REFRIGERATOR	1
MICROWAVE	1
TOASTER OVEN	1
TOASTER	1
COFFEE MAKER	1
WATER COOLER (RENTAL)	1
ICE CHESTS	11
WATER COOLERS FOLDING TABLES	4
DUST PANS WITH HANDLES	4
SMALL DUST PANS	2
SWEEP BROOMS	24
PUSH BROOMS	10
SPADE SHOVEL	13
ROOF SHOVEL	7
SMALL FLAT SHOVEL	3
LARGE FLAT SHOVEL	8
PLASTIC RAKES	2
METAL RAKES	2
MOP BUCKETS	12
CLEANING BUCKET	1
WHEELBARROWS	6
SHOP VACS	3
VACCUUM CLEANERS	3
MOP HEADS/HANDLES	8
MOP HANDLES	3
SQUEEGEES	9
POST HOLE DIGGERS	2
ROOF SCRAPPERS	5

Asset Purchase Agreement

FLOOR SCRAPERS	6
PICKS	3
SLEDGE HAMMERS	8
CROW BARS – LARGE	2
AXES	1
FLOOR BUFFERS	2
LAWN MOWERS	2
BLOWERS	3
6' LADDERS	3
8' LADDER	1
12' LADDER	1
EXTENSION LADDERS	2
CEMENT MIXER	1
BRICK CUTTER	1
GEORGIA BUGGIES	2
POLISHERS	2
GRINDERS	5
JIG SAW	1
DRILLS	15
SKILL SAWS	2
SAWZALLS (RECIPROCATING SAW)	4
NAIL GUNS	5
CHAIN SAWS	2
TABLE SAW	1
SPOT LIGHTS	12
WELDING TORCH/HOSE	1
GAS OPERATED HOLE DIGGER	1
BATTERY CHARGERS	2
TILE WET SAW	1
CEMENT SAW	1

Asset Purchase Agreement

WELD MACHINE	1
AIR COMPRESSORS	3
CABLE SLING W/LOOPS	1
RETRACTABLE FALL PROTECTION	1
EXTENSION CORDS	30
CRIMPER	1
WELDING SHIELDS	4
FACE SHIELDS	5
HANDSAW	1
WRENCHS	2
SMALL CROW BARS	3
LEVEL	1
CEMENT FINISHERS	9
METAL BRUSHES	4
AXES (SMALL)	2
CHISELS	3
HAMMERS	5
RUBBER MAULS	2
METAL MAUL	1
HACK SAW HANDLES	8
LIFE JACKET	3
HARNESSES (W/LANYARDS)	11
HARDHATS	3
GMC 2003 VEHICLE	1
CHEVY 2006 VEHICLE	1
CHEVY 2007 VEHICLE	1
FORD 2003 VEHICLE	1
FORD 2001 VEHICLE	1

Asset Purchase Agreement

EXHIBIT H

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Assumption of Liabilities and Contracts.  For good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, and as contemplated in the Asset Purchase Agreement, effective as of January 1, 2012 (the “Purchase Agreement”), to which to which DR Services of Louisiana, LLC (a/k/a, f/k/a Disaster Recovery Services, LLC), a Louisiana Limited Liability Company, and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively, “DRSoL”), and Environmental Resource Group, LLC, a Louisiana Limited Liability Company, and its members Howard J. Rush, Gerald Avery, and Edward S. Schmidt, Jr. (collectively, “ERG”) (collectively, DRSoL and ERG are hereafter referenced as “Sellers”), and Disaster Recovery Services, Inc., a Louisiana corporation (“DRSI”) are parties, Sellers hereby sell, transfer, assign, convey, grant, and deliver to DRSI and DRSI hereby accepts the foregoing assignment and hereby agrees to perform all of Sellers’ liabilities and obligations under the obligations described on Schedule 2.2 of the Purchase Agreement, which schedule is hereby incorporated by reference into this Assignment and Assumption Agreement (collectively, the “Contracts”).

2. Effective Time.  For all purposes under this Assignment and Assumption Agreement, the term “Effective Time” shall mean the date and time of the Closing as defined in the Purchase Agreement.

3. Further Actions.  Sellers agree to execute and deliver further instruments of transfer and assignment and take such other action as DRSI may reasonably request to more effectively transfer and assign to and vest in DRSI each of the Contracts, all at the sole cost and expense of DRSI.

4. Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, Sellers’ representations, warranties, covenants, agreements, and indemnities relating to the Contracts and Liabilities, are incorporated into this Assignment and Assumption Agreement by this reference.  Sellers acknowledge and agree that the representations, warranties, and covenants made by Sellers in the Purchase Agreement shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and the terms and conditions of this Assignment and Assumption Agreement, the terms and conditions of the Purchase Agreement shall control.

5. Miscellaneous.

a. Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

b. Governing law.  This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Idaho.

c. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of January _____, 2012.

DR SERVICES OF LOUISIANA, LLC,
by its Members:

_________________________________________________
Gerald Avery

_________________________________________________
Howard J. Rush

_________________________________________________
Edward S. Schmidt, Jr.

ENVIRONMENTAL RESOURCE GROUP, LLC,
by its Members:

_________________________________________________
Gerald Avery

_________________________________________________
Howard J. Rush

________________________________________________
Edward S. Schmidt, Jr.

DISASTER RECOVERY SERVICES, INC.

By: ______________________________________________

Asset Purchase Agreement